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                                                                      EXHIBIT 11

                       JOHNSON & JOHNSON AND SUBSIDIARIES

                      CALCULATION OF EARNINGS PER SHARE(A)
           (DOLLARS AND SHARES IN MILLIONS EXCEPT PER SHARE FIGURES)

                                                                  FISCAL YEAR ENDED
                                         --------------------------------------------------------------------
                                         JANUARY 1,   JANUARY 2,    JANUARY 3,    DECEMBER 29,   DECEMBER 30,
                                            1995         1994          1993           1991           1990
                                         ----------   ----------   ------------   ------------   ------------
1. Net Earnings........................    $2,006        1,787         1,030          1,461          1,143
                                           ------        -----         -----          -----          -----

2. Average number of shares outstanding
   during the year.....................     643.1        651.7         659.5          666.1          666.1
                                           ------        -----         -----          -----          -----

3. Earnings per share based upon
   average outstanding shares
   (1 / 2).............................    $ 3.12         2.74          1.56           2.19           1.72
                                           ======        =====         =====          =====          =====

4. Fully diluted earnings per share:
     a. Average number of shares
        outstanding during the year....     643.1        651.7         659.5          666.1          666.1
     b. Shares issuable under stock
        compensation agreements at
        year-end.......................        .1           .3            .7             .8             .8
     c. Shares reserved under the stock
        option plans for which the
        market price at fiscal year-end
        exceeds the option price.......      35.9         29.0          26.9           29.0           25.8
     d. Aggregate proceeds to the
        Company from the exercise of
        options in 4c..................     1,499          998           894            902            546
     e. Market price of the Company's
        common stock at fiscal
        year-end.......................     54.75        44.88         50.50          57.25          35.88
     f. Shares which could be
        repurchased under the treasury
        stock method (4d / 4e).........      27.4         22.2          17.7           15.8           15.2
     g. Addition to average outstanding
        shares(4b + 4c - 4f)...........       8.6          7.1           9.9           14.0           11.4
     h. Shares for fully diluted
        earnings per share
        calculation(4a + 4g)...........     651.7        658.8         669.4          680.1          677.5
                                           ======        =====         =====          =====          =====
     i. Fully diluted earnings per
        share (1 / 4h).................    $ 3.08         2.71          1.54           2.15           1.69
                                           ======        =====         =====          =====          =====

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(A) All share and per share amounts have been adjusted for the two-for-one stock split in 1992.

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